Exhibit 10.2

[IMCOR Letterhead]

May 17, 2005

Mr. B. Jack DeFranco
7323 Vista Del Mar
La Jolla, CA 92037

Dear Jack:

We consider your services as integral to IMCOR Pharmaceutical Co. (the “Company”) at this critical point in its operations. Please confirm your agreement to the following:

Retention Arrangements.

The Company would like to offer you an aggregate retention payment of $60,000, payable (a) $30,000 on the eighth day after you accept this letter agreement, without revocation, and (b) $30,000 payable on the earlier of September 5, 2005 or the completion of the sale or disposition of the Company’s assets (“Second Payment Date”), if you remain an employee of the Company until such date and perform such duties as the Company’s Board of Directors directs (“Second Payment”). These duties may include your assistance in connection with the orderly liquidation of the Company’s assets, or a merger, sale, reorganization or other transaction. In addition, the Company may elect to reduce your employment status to a part-time basis if it deems such reduction necessary, without changing your rights to the Second Payment. The Second Payment, payable to you on the Second Payment Date, shall be held in escrow until such date.

In consideration for the Company’s agreement to make the retention payment, you agree to release all claims against the Company and its officers, directors, employees, shareholders, agents, affiliates, successors and assigns arising from or related to your employment and the acts or omissions of the Company, its officers, directors, employees, shareholders, agents, affiliates at any time through May 6, 2005; provided, however, except as modified by this letter agreement, your rights and obligations under the letter agreement dated February 8, 2005 between you and the Company setting forth the terms of your employment, the Employee Confidentiality, Inventions and Non-Competition Agreement that you previously signed and the option award agreements relating to options granted to you on June 19, 2003, January 7, 2004 and May 6, 2004, any written indemnification agreement with the Company and the provisions of the Company’s Bylaws (and related applicable law and insurance coverage) regarding indemnification (collectively, the “Prior Agreements”) shall remain in full force and effect.

This general release covers: (1) all claims related to any bonuses previously awarded to you, but not paid; (2) all claims for breach of contract (whether implied, written or oral), wrongful termination, and breach of the implied covenant of good faith and fair dealing and constructive discharge; (3) all claims for wages or other compensation or benefits, other than claims for wages, compensation or benefits arising from or relating to the Prior Agreements or any other written benefit plan or policy that the Company maintains for its employees (which are not affected by this release); (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, federal employment laws such as the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (42 U.S.C. §§2000e-2000e-17); the Civil Rights Act of 1866, as amended (42 U.S.C. §§1981-1988); the Fair Labor Standards Act of 1938, as amended (29 U.S.C. §§201-219); the Equal Pay Act of 1963 (29 U.S.C. §§206(d)(1)); the Americans With Disabilities Act of 1990 (42 U.S.C. §§12101-1213); the Family and Medical Leave Act of 1993 (29 U.S.C. §§2601-2654); the Employee Retirement Income Security Act of 1974 (29 U.S.C. §§1161-1168); the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”); and the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act (29 U.S.C. §626), the California Labor Code and the California Fair Employment and Housing Act (as amended).

You acknowledge reading and understanding Section 1542 of the Civil Code of the State of California which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with debtor.

You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted herein.

You have at least twenty-one days in which to consider the terms of these retention arrangements before signing this letter, which you may waive in your discretion. If you elect to sign this agreement at any time during the twenty-one day period, you will have a period of seven days following the execution of this agreement in which to revoke your agreement to the retention arrangements, which cannot be waived, and the retention arrangements portion of this agreement will not become effective or enforceable until the seven day period has expired.

Vacation.

You confirm your agreement that in accordance with the Company’s suspension of its previous vacation policy as of May 9, 2005 you shall no longer accrue vacation hours; provided, however, if the Company reinstates a vacation accrual policy you shall be entitled to participate in such policy, under the same formulae as previously provided for in your Prior Agreements. In the meantime, you shall receive a payment for any previously accrued but unused vacation time on your next regular paycheck, to which you are entitled through May 9, 2005. Any vacation time taken after May 9, 2005 will be considered unpaid days off by the Company. This modification of the terms of your vacation entitlement replaces the relevant vacation provisions in your Prior Agreements and will be effective upon your execution of this letter regardless of whether you accept the retention arrangements contained elsewhere in this letter.

Please signify your acceptance of this agreement by signing and dating this letter and returning one original to me, keeping the other for your records.

Sincerely,

/s/ Brian Gallagher

Brian Gallagher
Chairman of the Board of Directors
Agreed and accepted by:

/s/ Jack DeFranco
B. Jack DeFranco
Date: May 19, 2005